As filed with the Securities and Exchange Commission on November 27, 2024

Registration Statement File No. 333-201957
Registration Statement File No. 333-214342
Registration Statement File No. 333-245106

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-201957)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-214342)
Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-245106)
UNDER
THE SECURITIES ACT OF 1933
VISTA OUTDOOR INC.
(Exact name of registrant as specified in its charter)

Delaware	47-1016855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Ehlen Drive Anoka, MN	55303
(Address of Principal Executive offices)	(Zip Code)
(763) 433-1000
(Registrant’s telephone number, including area code)
VISTA OUTDOOR INC. 2014 STOCK INCENTIVE PLAN
VISTA OUTDOOR INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
VISTA OUTDOOR INC. EMPLOYEE STOCK PURCHASE PLAN
VISTA OUTDOOR INC. 2020 STOCK INCENTIVE PLAN
(Full title of the plans)
Jeffrey Ehrich
General Counsel and Corporate Secretary
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Telephone: (763) 433-1000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Craig F. Arcella
Aaron M. Gruber
Bethany A. Pfalzgraf
Cravath, Swaine & Moore LLP
375 Ninth Avenue
New York, NY 10001
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Vista Outdoor Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), to deregister any and all deferred compensation obligations and any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•Registration Statement on Form S-8 (Registration File No. 333-201957), which was filed with the Commission on February 9, 2015, pertaining to the registration of (i) 6,875,000 shares of Common Stock under the Vista Outdoor Inc. 2014 Stock Incentive Plan and (ii) $10,000,000 in deferred compensation obligations described therein with respect to the Vista Outdoor Inc. Nonqualified Deferred Compensation Plan;

•Registration Statement on Form S-8 (Registration File No. 333-214342), which was filed with the Commission on October 31, 2016, pertaining to the registration of 1,000,000 shares of Common Stock under the Vista Outdoor Inc. Employee Stock Purchase Plan; and

•Registration Statement on Form S-8 (Registration File No. 333-245106), which was filed with the Commission on August 13, 2020, pertaining to the registration of 1,600,000 shares of Common Stock under the Vista Outdoor Inc. 2020 Stock Incentive Plan.

On October 15, 2023, the Registrant entered into that certain Agreement and Plan of Merger with Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“Merger Sub Parent”), CSG Elevate III Inc., a wholly owned subsidiary of Merger Sub Parent (“Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s. (as amended on May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024, September 12, 2024 and October 4, 2024 and as may be further amended from time to time), pursuant to which Merger Sub will merge with and into the Registrant (the “Merger”) with the Registrant surviving the merger as a wholly owned subsidiary of Merger Sub Parent. The Merger became effective on November 27, 2024.

In connection with the Merger, the Registrant has terminated any and all of the offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements and removes from registration any and all deferred compensation obligations and any and all of the securities of the Registrant registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Anoka, Minnesota, on November 27, 2024.

VISTA OUTDOOR INC.

By:	/s/ Jeffrey Ehrich
	Name:	Jeffrey Ehrich
	Title:	General Counsel and Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.